Exhibit 10.2

RELIANCE STEEL & ALUMINUM CO.

AMENDMENT NO. 1 to DIRECTORS EQUITY PLAN

May 20, 2020

The Board of Directors of Reliance Steel & Aluminum Co. (the “Company”) hereby amends the Reliance Steel & Aluminum Co. Directors Equity Plan, adopted in May 2011 (the “Plan”), as follows, subject to and effective upon shareholder approval:

1.       Section 5(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a)        Automatic. On the close of business of the date of each Annual Meeting of Shareholders, each Non-Employee Director whose term extends beyond the date of the Annual Meeting shall be entitled to and shall be awarded by the Company shares of Restricted Stock valued at approximately $130,000 (or such other amount as determined by the Board and subject to the limitations of the Plan) based on the fair market value of a share calculated in accordance with Section 7(a) below rounded to the nearest whole share. This provision shall be self-executing and shall not require any action of the Board to effectuate the awards.

2.       Section 15 of the Plan is hereby deleted in its entirety and replaced with the following:

Term. Unless terminated earlier pursuant to the Plan, the Plan shall expire on, and no further Options shall be granted or Restricted Stock awarded pursuant to the Plan on or after December 31, 2030 (the “Expiration Date”).

3.       Except as set forth in this Amendment No. 1, the Plan shall be unaffected hereby and shall remain in full force and effect.

4.       From and after the execution of this Amendment No. 1, any reference to the Plan shall be deemed to be a reference to the Plan as amended by Amendment No. 1.

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Executed on this 20th day of May, 2020.

By:	/s/ Karla R. Lewis
Name: Karla R. Lewis
Title: Senior Executive Vice President & Chief Financial Officer